Exhibit a(5)(B)

Note:	The following is an un-official English translation of the Hebrew Cover Page of the Offer to Purchase that was published in Israel pursuant to Israeli law. The original Cover Page, written in Hebrew, is the exclusive legally binding version and the Offeror (as defined below) assumes no liability for any of the statements or representations made in this translation.

[FORM OF MIFRAT]

Jacada Ltd. (the “Company” or “Offeror”)

In accordance with the Companies Law, 5759-1999 (the “Companies Law”), the Securities Law, 5728-1968, and the Securities Regulations (Purchase Offer), 5760-2000 (the “Purchase Offer Regulations”), following is a:

Schedule (‘MIFRAT’) of an Ordinary Self Tender Offer to Purchase by the Company, of

up to 4,000,000 ordinary shares of NIS 0.01 par value each of the Company (the “Maximum Amount of Shares”), held by the Company’s shareholders (the “Offerees”), representing as of August 12, 2008 19.17% of the Company’s issued and paid-up capital and 19.73% of its voting rights (the “Shares”); the Shares will be purchased under this Tender Offer (the “Offer”) in a single price (the “Purchase Price Determined”) to be determined through a procedure of “Modified Dutch Auction”, and which will not be less than US$3.50 per share nor greater than US $4.00 per share, all subject to withholding taxes and without interest, in accordance with the terms detailed in this Schedule.

According to the terms of this Offer, each of the Offerees may offer to sell to the Company the Company’s shares held by such Offeree, or any part thereof, by referring to the purchase price required by such Offeree, under one of the following options: (a) indication of the minimum price required by the Offeree for the shares tendered by such Offeree, which will not be less than US$3.50 per share or at a higher price, in increment of US $0.10, up to the maximum price of US $4.00 per share (each Offeree may require different minimum prices for different shares held by such Offeree, but may not tender the same shares in different prices), or (b) indicating the Offeree’s election not to indicate any minimum price for the shares tendered by such Offeree, and such Offeree’s consent to sell such shares to the Company at the Purchase Price Determined in the Offer, as detailed in the Offer to Purchase. The Purchase Price Determined will be the lowest price in which the shares tendered in such price and in lower prices (including shares tendered without indicating the price required for such shares, while the Offeree agrees to sell such shares at the Purchase Price Determined, as aforesaid) constitutes the Maximum Amount of Shares or an amount greater than it.

In the event that the aggregate number of shares tendered to the Company (a) at the Purchase Price Determined, (b) at prices lower than the Purchase Price Determined, or (c) without indicating any price, as aforesaid, shall exceed the Maximum Amount of Shares, the Company shall purchase from each Offeree who accepted the Offer at the Purchase Price Determined or in prices lower than it or without indicating any price, a prorated portion of the shares tendered by the Offeree in such prices, in the amount representing the ratio between the number of shares tendered by the Offeree (a) at the Purchase Price Determined, (b) at prices lower than the Purchase Price Determined, or (c) without indicating any price, to the aggregate amount of shares tendered by all shareholders at such prices, multiplied by the Maximum Amount of Shares. In the event that the aggregate acceptance notices tendered to the Company will be with respect to shares in the amount equal to the Maximum Amount of Shares or less than such amount, the Purchase Price Determined will be the higher price at which acceptance notices have been tendered to the Company. The Purchase Price Determined will be determined in US Dollars and the consideration to be paid to the Offerees, whose acceptance notices will be accepted, all of them or any part thereof, will be paid in US Dollars.

It is hereby clarified that the aforesaid constitutes only a summary of the full terms of the Offer to Purchase, which is being submitted in English, and that each Offeree who is considering accepting the Offer is required to review the full information in the binding version of the Offer to Purchase attached to this cover statement.

The Company’s shares are listed both on the Tel Aviv Stock Exchange Ltd. (the “TASE”) and on the Nasdaq National Market in the United States (“Nasdaq”). This Offer is, therefore, subject to both Israeli and U.S. law, and in accordance with an exemption granted by the Israeli Securities Authority, this Schedule (with the exception of this cover statement) is identical to the Schedule in English (Offer to Purchase) that is being published by the Company in the United States simultaneously (the “Schedule”), and includes additional details that are not required by the Tender Offer Regulations.

On August 12, 2008, the Company holds 592,480 Shares of the Company, representing 2.84% of the Company’s issued and outstanding share capital and voting rights. Should the Offer to Purchase be fully accepted, then following the consummation of the Offer, the Company will hold 4,592,480 shares of the Company, representing as of August 13, 2008 22.01% of the Company’s issued and outstanding share capital and 22.66% of its voting rights. The shares held by the Company On August 13, 2008, the date prior to the date of the Offer to Purchase, and the Shares that it will acquire in the Offer will become dormant shares (as defined under Section 308 of the Companies Law) and so long as the Company holds such shares, they will not confer any rights upon the Company including voting rights. The purchase of the Shares by means of the Offer is subject to the conditions for distribution in accordance with Section 309(a) of the Companies Law.

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A Shareholder of the Company who holds shares through a TASE member, and is interested in tendering shares under the Offer, shall do so via the TASE member with whom his securities deposits are managed, and the TASE member will notify the Israeli Depositary (as defined below) as specified in Section 3 of the Schedule.

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A Shareholder of the Company who is listed as a shareholder in the Shareholders Register maintained by the Company in Israel (“Listed Holders”), who is interested in tendering shares under the Offer, shall do so via Clal Finance Batucha Investment Management Ltd. (the “Israeli Depositary”), at its offices in 37 Menahem Begin Road, Tel Aviv 65220, Israel, as specified in Section 3 of the Schedule. Additional contact information regarding the Israeli Depositary appears on the last page of the Schedule.

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A Shareholder of the Company who is neither a Listed Holder, nor holds shares via a TASE member, and who is interested in tendering shares under the Offer, shall do so via the U.S. Depositary, as specified in Section 3 of the Schedule.

The examination of the results of the Offer to Purchase as specified in Section 1 of the Schedule, shall be determined by taking into consideration the aggregate amount of shares included in Acceptance Notices specified in Section 1 of the Schedule, to be delivered to the Company by the Offerees in Israel and the U.S. via the Depositaries in Israel and in the U.S.

As specified in Section 6 of the Schedule, upon the occurrence of certain circumstances, the Company may withdraw from the Offer, until the Last Date of Acceptance (as defined hereinafter), and it shall report such withdrawal from the Offer to the Israeli Securities Authority and to the TASE and shall publish within one business day a notice regarding such withdrawal from the Offer and the reasons for such withdrawal in two daily newspapers having a mass circulation and published in Israel in Hebrew. See Section 6 of the Schedule regarding the conditions for the Company’s undertaking to purchase of the Shares in the Offer.

The Last Date of Acceptance up to which Acceptance Notices to the Offer may be delivered, is Monday, September 15, 2008, at 24:00, Israel time (the “Last Date of Acceptance”).

Schedule Date: August 14, 2008

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